                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               ADOLOR CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   00724X 10 2
                        -------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the one pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)

/1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                   ----------------------
CUSIP NO. 00724X 10 2                  13G                Page  2  of  17  Pages
          -----------                                          ---    ---
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. Identification No. Of Above Person

         MPM Capital L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
   NUMBER OF         5    SOLE VOTING POWER

    SHARES                   2,016,340 (1)
                   -------------------------------------------------------------
 BENEFICIALLY        6    SHARED VOTING POWER

   OWNED BY                  None
                   -------------------------------------------------------------
     EACH            7    SOLE DISPOSITIVE POWER

   REPORTING                 2,016,340 (1)
                   -------------------------------------------------------------
    PERSON           8    SHARED DISPOSITIVE POWER

     WITH                    None
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,016,340 (1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                   ----------------------
CUSIP NO. 00724X 10 2                  13G                Page  3  of 17  Pages
          -----------                                          ---    ---
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. Identification No. Of Above Person

         MPM BioVentures II, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
   NUMBER OF         5    SOLE VOTING POWER

    SHARES                   2,016,340 (1)
                   -------------------------------------------------------------
 BENEFICIALLY        6    SHARED VOTING POWER

   OWNED BY                  None
                   -------------------------------------------------------------
     EACH            7    SOLE DISPOSITIVE POWER

   REPORTING                 2,016,340 (1)
                   -------------------------------------------------------------
    PERSON           8    SHARED DISPOSITIVE POWER

     WITH                    None
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,016,340 (1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    ---------------------
CUSIP NO. 00724X 10 2                  13G                 Page  4  of  17 Pages
          -----------                                           ---    ---
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. Identification No. Of Above Person

         MPM BioVentures II-QP, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
   NUMBER OF         5    SOLE VOTING POWER

    SHARES                   2,016,340 (1)
                   -------------------------------------------------------------
 BENEFICIALLY        6    SHARED VOTING POWER

   OWNED BY                  None
                   -------------------------------------------------------------
     EACH            7    SOLE DISPOSITIVE POWER

   REPORTING                 2,016,340 (1)
                   -------------------------------------------------------------
    PERSON           8    SHARED DISPOSITIVE POWER

     WITH                    None
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,016,340 (1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    ---------------------
CUSIP NO. 00724X 10 2                  13G                 Page  5  of  17 Pages
          -----------                                           ---    ---
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. Identification No. Of Above Person

         MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany
--------------------------------------------------------------------------------
   NUMBER OF         5    SOLE VOTING POWER

    SHARES                   2,016,340 (1)
                   -------------------------------------------------------------
 BENEFICIALLY        6    SHARED VOTING POWER

   OWNED BY                  None
                   -------------------------------------------------------------
     EACH            7    SOLE DISPOSITIVE POWER

   REPORTING                 2,016,340 (1)
                   -------------------------------------------------------------
    PERSON           8    SHARED DISPOSITIVE POWER

     WITH                    None
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,016,340 (1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    ---------------------
CUSIP NO. 00724X 10 2                  13G                  Page  6  of 17 Pages
          -----------                                            ---   ----
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. Identification No. Of Above Person

         MPM Asset Management II, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
   NUMBER OF         5    SOLE VOTING POWER

    SHARES                   2,016,340 (1)
                   -------------------------------------------------------------
 BENEFICIALLY        6    SHARED VOTING POWER

   OWNED BY                  None
                   -------------------------------------------------------------
     EACH            7    SOLE DISPOSITIVE POWER

   REPORTING                 2,016,340 (1)
                   -------------------------------------------------------------
    PERSON           8    SHARED DISPOSITIVE POWER

     WITH                    None
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,016,340 (1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    ---------------------
CUSIP NO. 00724X 10 2                  13G                  Page  7  of 17 Pages
          -----------                                            ---   ----
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. Identification No. Of Above Person

         MPM Asset Management II LLC
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
   NUMBER OF         5    SOLE VOTING POWER

    SHARES                   2,016,340 (1)
                   -------------------------------------------------------------
 BENEFICIALLY        6    SHARED VOTING POWER

   OWNED BY                  None
                   -------------------------------------------------------------
     EACH            7    SOLE DISPOSITIVE POWER

   REPORTING                 2,016,340 (1)
                   -------------------------------------------------------------
    PERSON           8    SHARED DISPOSITIVE POWER

     WITH                    None
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,016,340 (1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    ---------------------
CUSIP NO. 00724X 10 2                  13G                  Page  8  of 17 Pages
          -----------                                            ---   ----
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. Identification No. Of Above Person

         MPM Asset Management II LLC
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
   NUMBER OF         5    SOLE VOTING POWER

    SHARES                   2,016,340 (1)
                   -------------------------------------------------------------
 BENEFICIALLY        6    SHARED VOTING POWER

   OWNED BY                  None
                   -------------------------------------------------------------
     EACH            7    SOLE DISPOSITIVE POWER

   REPORTING                 2,016,340 (1)
                   -------------------------------------------------------------
    PERSON           8    SHARED DISPOSITIVE POWER

     WITH                    None
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,016,340 (1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                   ----------------------
CUSIP NO. 00724X 10 2                  13G                Page  9  of  17  Pages
          -----------                                          ---    ----
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. Identification No. Of Above Person

         MPM Asset Management LLC
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
   NUMBER OF         5    SOLE VOTING POWER

    SHARES                   2,016,340 (1)
                   -------------------------------------------------------------
 BENEFICIALLY        6    SHARED VOTING POWER

   OWNED BY                  None
                   -------------------------------------------------------------
     EACH            7    SOLE DISPOSITIVE POWER

   REPORTING                 2,016,340 (1)
                   -------------------------------------------------------------
    PERSON           8    SHARED DISPOSITIVE POWER

     WITH                    None
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,016,340 (1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP NO. 00724X 10 2                  13G               Page 10  of 17 Pages
          -----------                                        ----   ----
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. Identification No. Of Above Person

         Medical Portfolio Management, LLC
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
   NUMBER OF         5    SOLE VOTING POWER

    SHARES                   2,016,340 (1)
                   -------------------------------------------------------------
 BENEFICIALLY        6    SHARED VOTING POWER

   OWNED BY                  None
                   -------------------------------------------------------------
     EACH            7    SOLE DISPOSITIVE POWER

   REPORTING                 2,016,340 (1)
                   -------------------------------------------------------------
    PERSON           8    SHARED DISPOSITIVE POWER

     WITH                    None
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,016,340 (1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  -----------------------
CUSIP NO. 00724X 10 2                  13G               Page  11  of  17  Pages
          -----------                                         ----    ----
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. Identification No. Of Above Person

         MPM Asset Management Investors 2000 B LLC
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
   NUMBER OF         5    SOLE VOTING POWER

    SHARES                   2,016,340 (1)
                   -------------------------------------------------------------
 BENEFICIALLY        6    SHARED VOTING POWER

   OWNED BY                  None
                   -------------------------------------------------------------
     EACH            7    SOLE DISPOSITIVE POWER

   REPORTING                 2,016,340 (1)
                   -------------------------------------------------------------
    PERSON           8    SHARED DISPOSITIVE POWER

     WITH                    None
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,016,340 (1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [_]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G

Item 1(a).      Name of Issuer:

                Adolor Corporation

Item 1(b).      Address of Issuer's Principal Executive Offices:

                371 Phoenixville Pike, Malvern, PA 19355

Item 2(a).      Names of Person Filing:

                MPM Capital L.P.
                MPM BioVentures II, LP
                BAB BioVentures II-QP, LP
                MPM BioVentures GmbH & Co Parallel-Beteiligungs KG MPM Asset Management II, L.P.
                MPM Asset Management II LLC
                Medical Portfolio Management, LLC
                MPM Asset Management 2000 B, LLC

Item 2(b).      Business Mailing Address for the Person Filing:

                c/o MPM Capital L.P.
                111 Huntington Avenue, 31/st/ floor
                Boston, MA 02199

Item 2(c).      Citizenship:

                All entities were organized in Delaware, except MPM BioVentures GmbH & Co Parallel-Beteiligungs KG which was organized in Germany.

Item 2(d).      Title of Class of Securities:

                Common Stock

Item 2(e).      CUSIP Number:

                00724X 10 2

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                Not Applicable

Item 4. Ownership:

                (a)    Amount Beneficially Owned:

                       2,016,340 (1)

                (b)    Percent of Class Owned:

                          6.4%

            (c)  Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote:
                           2,016,340 shares of Common Stock (1)

                 (ii)  shared power to vote or to direct the vote:
                           None

                 (iii) sole power to dispose or to direct the disposition of:
                           2,016,340 shares of Common Stock (1)

                 (iv)  shared power to dispose or to direct the disposition of:
                           None

Item 5.  Ownership of Five Percent or Less of a Class:

            Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares to which this statement relates. No one person's interest in such shares is more than five percent of the total outstanding stock of the Issuer.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

            Not Applicable

Item 8.  Identification and Classification of Members of the Group:

            Not Applicable

Item 9.  Notice of Dissolution of Group:

            Not Applicable

Item 10. Certification:

            Not Applicable

(1) Includes shares held through interests in MPM Capital L.P. ("MPM Capital") and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and or a control person of MPM Asset Management LLC and funds managed or advised by it and the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 151,598 shares are held by MPM BioVentures II, L.P.; 1,374,598 shares are held by MPM BioVentures II-QP, L.P.; 483,944 shares are held by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG; and 6,200 shares are held by MPM Asset Management Investors 2000 B LLC. Each reporting person herein disclaims beneficial ownership of shares not directly held by such reporting person.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2003

MPM CAPITAL L.P.                                       MPM BIOVENTURES II, L.P.

By: Medical Portfolio Management LLC,                  By: MPM Asset Management II, L.P.,
    its General Partner                                    its General Partner

                                                       By: MPM Asset Management II LLC,
                                                           its General Partner
By: /s/ Luke B. Evnin
    --------------------------------------
    Name: Luke B. Evnin
    Title: Manager

                                                       By: /s/ Luke B. Evnin
                                                           --------------------------------------
                                                           Name: Luke B. Evnin
                                                           Title: Manager

MPM BIOVENTURES II-QP, L.P.                            MPM ASSET MANAGEMENT II, L.P.

By: MPM Asset Management II, L.P.,                     By: MPM Asset Management II LLC,
    its General Partner                                    its General Partner

By: MPM Asset Management II LLC,
    its General Partner                                By: /s/ Luke B. Evnin
                                                           --------------------------------------
                                                           Name: Luke B. Evnin
                                                           Title: Manager

By: /s/ Luke B. Evnin
    ---------------------------------------
    Name: Luke B. Evnin
    Title: Manager

MPM CAPITAL GMBH. & CO. PARALLEL-BETEILIGUNGS KG       MPM ASSET MANAGEMENT II LLC

By: MPM Asset Management II LP, in its capacity as
    the Special Limited Partner                        By: /s/ Luke B. Evnin
                                                           --------------------------------------
                                                           Name: Luke B. Evnin
By: MPM Asset Management II LLC, its General Partner       Title: Manager


By: /s/ Luke B. Evnin
    ---------------------------------------
    Name: Luke B. Evnin
    Title: Manager

MPM ASSET MANAGEMENT, LLC                MEDICAL PORTFOLIO MANAGEMENT, LLC


By:  /s/ Luke B. Evnin                   By:  /s/ Luke B. Evnin
     ------------------------------           ---------------------------------
     Name: Luke B. Evnin                      Name: Luke B. Evnin
     Title: Manager                           Title: Manager



 MPM ASSET MANAGEMENT 2000 B LLC


By:  /s/ Luke B. Evnin
     ------------------------------
     Name: Luke B. Evnin
     Title: Manager

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Adolor Corporation and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 14th day of February, 2003.

MPM CAPITAL L.P.                              MPM BIOVENTURES II, L.P.

By: Medical Portfolio Management LLC,         By: MPM Asset Management II, L.P.,
    its General Partner                           its General Partner

                                              By: MPM Asset Management II LLC,
                                                  its General Partner
By: /s/ Luke B. Evnin
    -------------------------------
    Name: Luke B. Evnin
    Title: Manager

                                              By: /s/ Luke B. Evnin
                                                  ------------------------------
                                                  Name: Luke B. Evnin
                                                  Title: Manager


MPM BIOVENTURES II-QP, L.P.                   MPM CAPITAL GMBH. & CO. PARALLEL-
                                              BETEILIGUNGS KG

By: MPM Asset Management II, L.P.,            By: MPM Asset Management II LP, in
    its General Partner                           its capacity as the Special
                                                  Limited Partner

By: MPM Asset Management II LLC,              By: MPM Asset Management II LLC,
    its General Partner                           its General Partner


                                              By: /s/ Luke B. Evnin
                                                  ------------------------------
                                                  Name: Luke B. Evnin
By: /s/ Luke B. Evnin                             Title: Manager
    -------------------------------
    Name: Luke B. Evnin
    Title: Manager


MPM ASSET MANAGEMENT II LLC                   MPM ASSET MANAGEMENT, LLC


By: /s/ Luke B. Evnin                         By: /s/ Luke B. Evnin
    -------------------------------               ------------------------------
    Name: Luke B. Evnin                           Name: Luke B. Evnin
    Title: Manager                                Title: Manager

MEDICAL PORTFOLIO MANAGEMENT, LLC             MPM ASSET MANAGEMENT 2000 B LLC


By: /s/ Luke B. Evnin                         By: /s/ Luke B. Evnin
    ----------------------                        ----------------------
    Name: Luke B. Evnin                           Name: Luke B. Evnin
    Title: Manager                                Title: Manager